                                                                    EXHIBIT 99.1


(GAYLORD LOGO)                                           INFORMATION FOR RELEASE

                      GAYLORD ENTERTAINMENT COMPANY REPORTS
                           THIRD-QUARTER 2003 RESULTS

              GAYLORD HOTELS ADVANCE BOOKINGS PACING AHEAD OF 2002; SHAREHOLDER VOTE TO APPROVE RESORTQUEST ACQUISITION SCHEDULED FOR NOV. 18;
  LIQUIDITY ENHANCED WITH COMMITMENT FOR $65 MILLION REVOLVING CREDIT FACILITY

NASHVILLE, TENN. (Nov. 4, 2003) - Gaylord Entertainment Company (NYSE: GET) today reported its financial results for the third quarter of 2003.

For third-quarter 2003, consolidated revenues from continuing operations were $98.1 million, a decrease of 2.3% from $100.4 million in the same period last year. Consolidated operating loss for third-quarter 2003 was $7.9 million compared to operating income of $18.3 million in third-quarter 2002. Operating income for third-quarter 2002 includes a pre-tax gain of $20.0 million related to the Company's sale of its interest in the Opry Mills shopping center. For third-quarter 2003, the Company recorded net income of $10.7 million, or $0.32 per diluted share, down from net income of $100.0 million, or $2.96 per diluted share, for third-quarter 2002. The third-quarter and year-to-date 2003 net income figures include an approximate $35.5 million after-tax gain from the sale of WSM-FM and WWTN-FM radio stations. Adjusted EBITDA(1) was $11.8 million in third-quarter 2003 compared to $16.0 million in the same quarter of 2002.

For the nine months ended Sept. 30, 2003, consolidated revenues from continuing operations were $318.0 million, an increase of 7.4% from $296.0 million in the same period last year. Consolidated operating loss for the first nine months of 2003 was $4.5 million compared to operating income of $11.4 million in the first nine months of 2002. Operating income for the first nine months of 2002 includes a $30.5 million pre-tax gain related to the Company's sale of its interest in the Opry Mills shopping center. The Company had net income in the nine-month period ending Sept. 30, 2003, of $15.6 million, or $0.46 per diluted share. This compares to net income of $97.8 million, or $2.89 per diluted share, in the first nine months of 2002. Adjusted EBITDA for the first nine months of 2003 was $51.8 million compared to $39.8 million in the same period of 2002, an increase of 29.9%.

Commenting on the Company's results, Colin Reed, president and chief executive officer of Gaylord Entertainment, said, "After the closing of the acquisition of ResortQuest International, we will have under our stewardship three nationally recognized brands - including Gaylord Hotels and the Grand Ole Opry - in the hospitality and entertainment segments and will be poised to accelerate growth and create additional value for our shareholders. These businesses all have significant potential to grow on their own. In addition, we will actively cultivate the cross-marketing opportunities that exist among them. As we develop these brands more fully and cross-market them to our large customer base, we expect to grow our cash flow significantly."

SEGMENT OPERATING RESULTS

HOSPITALITY

Consistent with the Company's expectations and as discussed in the second-quarter 2003 earnings call, Hospitality revenue per available room(2) ("RevPAR") and total revenue per available room(3) declined during the third-quarter 2003 due to both a customer mix shift, and accommodations to groups needing to move their meetings from third-quarter 2003 to 2004. As a result, RevPAR decreased 3.3% to $93.90 in third-quarter 2003 compared to third-quarter 2002. Occupancy rose 1.4 percentage points to 70.5% while average daily rate ("ADR") declined $7.36 to $133.26. In addition, total revenue per available room, which includes items such as food and beverage, decreased 2.8% to $196.07 in third-quarter 2003 compared to third-quarter 2002. Hospitality revenues were $82.8 million in third-quarter 2003, a decrease of 2.7% over third-quarter 2002. Hospitality operating income was $1.9 million in third-quarter 2003 compared to an operating income of $6.6 million for third-quarter 2002.

Hospitality Adjusted EBITDA was $18.7 million for third-quarter 2003, a decrease of $2.7 million over the same period last year. Hospitality Adjusted EBITDA margins decreased from 25.1% in third-quarter 2002 to 22.6% in third-quarter 2003 primarily due to a lower ADR and an unfavorable shift in customer mix, which resulted in lower food and beverage revenue per room. Pre-opening expenses were $3.3 million and $1.9 million for the third quarters of 2003 and 2002, respectively. Due to the effect of GAAP straight-line lease payment recognition on the Gaylord Palms ground lease, non-cash lease expense included in operating income was $1.6 million for third-quarter 2003 and third-quarter 2002.

At the property level, Gaylord Opryland Nashville generated RevPAR of $93.46 in third-quarter 2003 versus $96.71 in third-quarter 2002. Occupancy increased 2.0 percentage points to 70.7% while ADR decreased 6.1% from third-quarter 2002 to $132.25. Total revenue per available room was $186.45 in third-quarter 2003, an increase of 1.5% from the same period in 2002.

Gaylord Palms generated RevPAR of $103.00 in third-quarter 2003, a 3.5% decrease from $106.72 in the same period of 2002. Total revenue per available room at Gaylord Palms was $243.58 in third-quarter 2003, a 9.0% decrease from third-quarter 2002. The property achieved an improved occupancy rate during third-quarter 2003 of 70.0%, up from 68.6% in third-quarter 2002, which partially offset the impact of a 5.4% decrease in ADR. According to Smith Travel Research, Gaylord Palms posted a 124% and 119% fair share RevPAR index in third-quarter and year-to-date periods of 2003, respectively. Gaylord Palms' year-to-date 2003 RevPAR ranks it No. 1 among its in-market competitive set of convention properties.

For third-quarter 2003, Gaylord Hotels recorded bookings of approximately 308,000 net definite room nights for all future periods with 37% of all large group bookings being rotational in nature as compared to 29% in the same period of 2002. Net room nights booked during the first nine months of 2003 were 21% greater than those booked during the same period of 2002. "The leading indicators for our business continue to strengthen. The number of advance booking contracts entered into this quarter, our exceptional customer service delivery and the significant presence of rotational bookings indicate that our focus on large group meetings is resonating with the meeting planner," Reed said.

Customer satisfaction levels at both Gaylord Palms and Gaylord Opryland Nashville are now consistently meeting or exceeding internal benchmarks. In third-quarter 2003, employees at both properties achieved the highest tier of customer satisfaction incentive bonus payouts. These strong service levels and advance bookings indicate strong occupancies for future periods.

Both properties received a number of industry accolades during third-quarter 2003. Gaylord Opryland Nashville and Gaylord Palms were winners of Meetings and Conventions magazine's "Gold Key" and "Gold Platter" awards for 2003. Both resorts also won Association Meetings' Inner Circle Award, which is bestowed upon only 30 properties nationwide for delivering exceptional service, excellent room-rate value, flexible function space, and superior food and beverage quality.

Gaylord Opryland Texas Resort & Convention Center, which is scheduled to open in April 2004, has completed the assembly of its executive management team. The Company remains confident that the property will open on time and on budget. As of third-quarter 2003, the Company had invested approximately $330.3 million in cash on the project and expects to invest an additional $151.0 million to complete construction and open the project.

ATTRACTIONS

Attractions revenues were flat at $15.3 million in third-quarter 2003, compared to third-quarter 2002. Operating income in the Attractions segment was $0.8 million in third-quarter 2003 compared to operating income of $1.4 million in third-quarter 2002. Attractions Adjusted EBITDA decreased to $2.0 million in the latest quarter from $2.7 million in the same period last year.

Grand Ole Opry revenues increased modestly in third-quarter 2003 over the same period last year. The Grand Ole Opry continues to draw large audiences and is benefiting from extensive marketing efforts and expanded distribution avenues. Last month, the Company began its partnership with Great American Country network (GAC), which now broadcasts its popular show, Grand Ole Opry Live, six times weekly to a national cable audience. The Grand Ole Opry incurred nonrecurring consulting expenses in third-quarter 2003 related to the development of its merchandise program and its transition of cable distribution to GAC. The Company expects the Grand Ole Opry to benefit financially from these changes in future periods.

"Our strategy is to increase distribution of the Opry's valuable content, which creates value for both the artists who play on the Opry stage and the millions of fans who experience the music around the world," Reed said. "Moving Grand Ole Opry Live to GAC increases the frequency of overall and prime time television airings. In addition, America's Grand Ole Opry Weekend can now be heard nationwide on approximately 205 radio stations and worldwide on the Armed Forces Radio Network. I am very pleased with the progress we have made on our various syndication and distribution agreements - particularly given one year ago the Opry's radio distribution was limited to our single WSM-AM radio station."

CORPORATE AND OTHER

Corporate and Other operating loss totaled $10.7 million for third-quarter 2003, compared to an operating income of $10.2 million for third-quarter 2002. The third-quarter 2002 operating income included an approximate $20.0 million gain related to the Company's sale of its interest in the Opry Mills shopping center. Corporate and Other operating losses included non-cash and non-recurring charges of $1.8 million and $1.7 million for the third quarters of 2003 and 2002, respectively. These charges account for items such as depreciation, amortization and the non-cash portion of the Gaylord Entertainment Center naming-rights agreement expense.



PENDING RESORTQUEST INTERNATIONAL ACQUISITION

The Company's announced acquisition of ResortQuest International is proceeding ahead of schedule. Gaylord has already received all necessary regulatory approvals, and both companies have scheduled shareholder votes for Nov. 18, 2003, to approve the transaction. The Company now expects this acquisition to close in fourth-quarter 2003. The acquisition of ResortQuest International will broaden Gaylord's hospitality offering within the leisure market, and leverage Gaylord's brand development expertise and multiple distribution channels.



LIQUIDITY

At Sept. 30, 2003, the Company had total long-term debt, including current portion of long-term debt, outstanding of $468.4 million and total unrestricted and restricted cash of $175.3 million.

The Company has received a commitment from certain of its bank lenders to provide a $65 million revolving credit facility following repayment of amounts outstanding under the Company's current senior secured credit facility. It is expected that the revolving credit facility will be for a term of two-and-a-half years, and borrowings will bear interest at a rate of LIBOR plus 3.50% or prime rate plus 2.25%. The revolving credit facility is being arranged by Deutsche Bank Securities Inc. and Banc of America Securities LLC. Effectiveness of the revolving credit facility, which will replace the Company's existing $25 million revolving credit facility, is subject to customary closing conditions.

The Company expects to exercise the first of the two one-year extension options on its $201.2 million senior loan to extend beyond the stated maturity date of March 31, 2004.

"Our recently announced financing transactions provide us with increased liquidity and a flexible capital structure," said David Kloeppel, chief financial officer of Gaylord Entertainment. "We are now better positioned to capitalize on growth opportunities that fit within our strategic plans."



OUTLOOK

The following information is based on current information as of Nov. 4, 2003, and does not include any impact from the acquisition of ResortQuest. The Company does not expect to update guidance until next quarter's earnings release; however, the Company may update its full business outlook or any portion thereof at any time for any reason.

Gaylord expects Hospitality segment RevPAR growth for 2003 to be within the previously guided range of 4%-5%. The Company expects Hospitality segment RevPAR and total revenue per available room to decline approximately 2%-3% in fourth-quarter 2003.

Capital expenditures are expected to be between $65 million and $70 million for fourth-quarter 2003, and between $230 million and $240 million for 2003.

The Company will provide more detailed guidance for the balance of 2003 and 2004, including the effects of the ResortQuest acquisition, following the closing of the ResortQuest acquisition.

Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. EST. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the Web site (Investor Relations\Investor Information\Web Casts and All Other Information) at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be made available shortly after the call and will run for 30 days.

ABOUT GAYLORD ENTERTAINMENT
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels branded properties, including Gaylord Opryland Resort & Convention Center in Nashville, Gaylord Palms Resort & Convention Center in Kissimmee, Fla., and the nearly completed Gaylord Opryland Texas Resort & Convention Center in Grapevine, Texas. The company's entertainment brands and properties include the Grand Ole Opry and WSM-AM Radio, Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Springhouse Golf Club and Wildhorse Saloon. For more information about the company, visit www.gaylordentertainment.com.

1 Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, pre-opening costs, non-cash lease and naming rights agreement expenses, as well as other unusual or non-recurring or non-cash items) is presented supplementally herein because the Company believes it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without non-cash items and items that do not impact our ongoing operations such as pre-opening costs, restructuring charges, gains on the sale of assets, and impairment and other charges. The Company also believes Adjusted EBITDA provides an additional measure of its ability to service debt, fund capital expenditures and grow its business. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of results of operations. The Company's method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net income or segment operating income is presented in the Supplemental Financial Results of this release.

2 The Company calculates revenue per available room ("RevPAR") by dividing room sales for comparable properties by room nights available to guests for the period.

3 The Company calculates total revenue per available room by dividing the sum of room sales, food & beverage, and other ancillary services revenue for comparable properties by room nights available to guests for the period.

This press release contains statements as to the Company's beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new facilities, costs associated with developing new hotel facilities, the impact of the SEC investigation and other costs associated with changes to the Company's historical financial statements, business levels at the Company's hotels, risks associated with ResortQuest's business and the Company's ability to successfully integrate ResortQuest following its acquisition, the ability to complete potential divestitures successfully, the ability to consummate financing for new developments and the risk that the revolving credit facility will not be obtained on the terms described. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

This communication is not a solicitation of a proxy from any security holder of Gaylord Entertainment Company or ResortQuest International Inc. Gaylord and ResortQuest have filed a registration statement on Form S-4 with the SEC in connection with the merger. The Form S-4 contains a prospectus, a proxy statement and other documents for the stockholders' meetings of Gaylord and ResortQuest at which time the proposed transaction will be considered. Gaylord and ResortQuest have mailed the proxy statement and prospectus contained in the Form S-4 to their respective stockholders. The Form S-4, proxy statement and prospectus contain important information about Gaylord, ResortQuest, the merger and related matters. Investors and stockholders should read the Form S-4, the proxy statement and prospectus and the other documents filed with the SEC in connection with the merger carefully before they make any decision with respect to the merger. The Form S-4, proxy statement and prospectus, and all other documents filed with the SEC in connection with the merger are available free of charge at the SEC's Web site, www.sec.gov. In addition, all documents filed with the SEC by Gaylord in connection with the merger will be made available to investors free of charge by writing to: Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214, Attn: Investor Relations. All documents filed with the SEC by ResortQuest in connection with the merger will be made available to investors free of charge by writing to: ResortQuest International Inc., Suite 203, 8955 Highway 98 West, Destin, Florida 32550,
Attn: Investor Relations.

Gaylord, ResortQuest, their respective directors and executive officers may be deemed participants in the solicitation of proxies from Gaylord's stockholders and ResortQuest's stockholders. Information concerning Gaylord's directors and certain executive officers and their direct and indirect interests in Gaylord is contained in its proxy statement for its 2003 annual meeting of stockholders. Information concerning ResortQuest's directors and certain executive officers and their direct and indirect interests in ResortQuest is contained in its proxy statement for its 2003 annual meeting of stockholders. Additional information regarding the interests of these participants in the merger is available in the proxy statement regarding the merger. Investors can obtain free copies of these documents from the SEC's Web site, Gaylord and ResortQuest using the contact information specified.

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

                         CONSOLIDATED FINANCIAL RESULTS
                                    Unaudited
                      (In thousands, except per share data)



                                                               THREE MONTHS ENDED            NINE MONTHS ENDED
                                                                  SEPTEMBER 30,                SEPTEMBER 30,
                                                             -----------------------      ------------------------
                                                               2003          2002            2003          2002
                                                             --------      ---------      ---------      ---------
Revenues                                                     $ 98,101      $ 100,421      $ 317,951      $ 296,015
Operating expenses
  Operating costs                                              63,527         59,380        191,933        188,888
  Selling, general and administrative (a)                      24,621         26,909         79,941         76,363
  Preopening costs                                              3,283          1,867          7,111          7,946
  Gain on sale of assets (b)                                       --        (19,962)            --        (30,529)
  Restructuring charges, net (c)                                   --             --             --             50
  Depreciation                                                 13,235         12,984         39,661         39,237
  Amortization                                                  1,332            949          3,783          2,688
                                                             --------      ---------      ---------      ---------
Operating income (loss)                                        (7,897)        18,294         (4,478)        11,372
                                                             --------      ---------      ---------      ---------

Interest expense                                              (10,476)       (11,939)       (31,139)       (36,289)
Interest income                                                   742            840          1,773          1,917
Unrealized gain (loss) on Viacom stock                        (58,976)       (42,032)       (27,067)       (39,611)
Unrealized gain (loss) on derivatives                          32,976         60,667         24,016         80,805
Other gains and (losses)                                          152            787            435            665
                                                             --------      ---------      ---------      ---------
Income (loss) before provision (benefit) for
   income taxes, discontinued operations, and
   cumulative effect of accounting change                     (43,479)        26,617        (36,460)        18,859
                                                             --------      ---------      ---------      ---------

Provision (benefit) for income taxes                          (19,072)         7,283        (15,974)         1,605
                                                             --------      ---------      ---------      ---------
Income (loss) from continuing operations before
   discontinued operations and cumulative effect
   of accounting change                                       (24,407)        19,334        (20,486)        17,254


Income from discontinued operations, net of taxes (d)          35,150         80,710         36,126         83,093
Cumulative effect of accounting change, net of taxes (e)           --             --             --         (2,572)
                                                             --------      ---------      ---------      ---------
Net income                                                   $ 10,743      $ 100,044      $  15,640      $  97,775
                                                             ========      =========      =========      =========

Basic net income (loss) per share:
  Income (loss) from continuing operations                   $  (0.72)     $    0.57      $   (0.61)     $    0.51
  Income from discontinued operations, net of taxes              1.04           2.39           1.07           2.46
  Cumulative effect of accounting change, net of taxes             --             --             --          (0.08)
                                                             --------      ---------      ---------      ---------
  Consolidated EPS                                           $   0.32      $    2.96      $    0.46      $    2.89
                                                             ========      =========      =========      =========

Fully diluted net income (loss) per share:
  Income (loss) from continuing operations                   $  (0.72)     $    0.57      $   (0.61)     $    0.51
  Income from discontinued operations, net of taxes              1.04           2.39           1.07           2.46
  Cumulative effect of accounting change, net of taxes             --             --             --          (0.08)
                                                             --------      ---------      ---------      ---------
  Consolidated diluted EPS                                   $   0.32      $    2.96      $    0.46      $    2.89
                                                             ========      =========      =========      =========

Weighted average common shares for the period:
  Basic                                                        33,849         33,769         33,818         33,759
  Fully-diluted                                                33,885         33,772         33,840         33,800

(a) Includes non-cash lease expense of $1,638 for the three months ended September 30, 2003 and 2002, and $4,914 for the nine months ended September 30, 2003 and 2002, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis. Also includes a net charge of $3,346 for non-cash pension and post-retirement adjustments recorded in the first quarter 2002. And includes non-cash expense of $255 for the three months ended September 30, 2003 and 2002, and $765 and $819 for the nine months ended September 30, 2003 and 2002, respectively, related to the effect of recognizing the Naming Rights Agreement for the Gaylord Entertainment Center on a straight-line basis.

(b) During the second quarter of 2002, the Company sold its partnership interest in Opry Mills and received approximately $30,850 in cash proceeds upon the disposition and deferred approximately $19,962 of the gain representing the present value of the continuing land lease interest between the Company and the Opry Mills partnership. During the third quarter of 2002, the Company sold its interest in the land lease and, during the third quarter of 2002, recognized the $19,962 deferred gain, net of certain transactions costs.

(c) Includes a restructuring charges from continuing operations of $1,129 for the second quarter of 2002, offset by a reversal of prior years' restructuring charges of $1,079 primarily related to entering into sub-lease agreements reducing the Company's future expected payments.

(d) During the third quarter of 2003, the Company sold WSM-FM and WWTN(FM) to Cumulus and recorded a pretax gain of approximately $54.6 million. This gain is recognized in discontinued operations.

(e) For the nine months ended September 30, 2002, the cumulative effect of accounting change relates to the impairment of the goodwill associated with the Radisson Hotel at Opryland in relation to adopting SFAS No.
         142. The goodwill impairment was $4,221, less taxes of $1,649.

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                    Unaudited
                                 (In thousands)


                                                                           SEPTEMBER 30,  DECEMBER 31,
                                                                               2003           2002
                                                                           -------------  -----------
                                               ASSETS
Current assets:
     Cash and cash equivalents - unrestricted                               $   24,772     $   98,632
     Cash and cash equivalent - restricted                                     150,543         19,323
     Trade receivables, net                                                     21,271         22,374
     Current assets of discontinued operations                                   2,185          4,095
     Deferred financing costs                                                   29,462         26,865
     Deferred income taxes                                                      20,553         20,553
     Other current assets                                                       27,647         25,889
                                                                            ----------     ----------
        Total current assets                                                   276,433        217,731

Property and equipment, net of accumulated depreciation                      1,238,002      1,110,163
Goodwill                                                                         6,915          6,915
Intangible assets                                                                1,970          1,996
Investments                                                                    482,012        509,080
Estimated fair value of derivative assets                                      200,274        207,727
Long-term deferred financing costs                                              78,177        100,933
Long-term assets of discontinued operations                                      8,398         13,328
Other long-term assets                                                          22,370         24,323
                                                                            ----------     ----------

     Total assets                                                           $2,314,551     $2,192,196
                                                                            ==========     ==========


                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt                                      $   74,543     $    8,526
     Accounts payable and accrued liabilities                                   85,710         80,685
     Current liabilities of discontinued operations                              3,167          6,652
                                                                            ----------     ----------
        Total current liabilities                                              163,420         95,863

Secured forward exchange contract                                              613,054        613,054
Long-term debt                                                                 393,842        332,112
Deferred income taxes                                                          246,962        244,372
Estimated fair value of derivative liabilities                                  17,177         48,647
Other long-term liabilities                                                     70,981         67,895
Other long-term liabilities of discontinued operations                             828            789
Minority interest of discontinued operations                                     2,019          1,885
Stockholders' equity                                                           806,268        787,579
                                                                            ----------     ----------

     Total liabilities and stockholders' equity                             $2,314,551     $2,192,196
                                                                            ==========     ==========

                 GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
                         SUPPLEMENTAL FINANCIAL RESULTS
                                    Unaudited
                    (in thousands, except operating metrics)

                                                               THREE MONTHS ENDED                        NINE MONTHS ENDED
                                                                  SEPTEMBER 30,                            SEPTEMBER 30,
                                                           ---------------------------            ----------------------------
                                                             2003               2002                2003                2002
                                                           -------             -------            -------              -------
 HOSPITALITY OPERATING METRICS
 Hospitality Segment
   Occupancy                                                  70.5%               69.1%              73.1%                67.2%
   Average daily rate (ADR)                                $133.26             $140.62            $142.86              $145.43
   RevPAR                                                    93.90               97.12             104.41                97.72
   Total revenue per available room                         196.07              201.68             217.50               197.76

 Gaylord Opryland Nashville
   Occupancy                                                  70.7%               68.7%              72.2%                67.0%
   Average daily rate (ADR)                                $132.25             $140.78            $135.16              $140.09
   RevPAR                                                    93.46               96.71              97.64                93.83
   Total revenue per available room                         186.45              183.62             192.67               178.77

 Gaylord Palms
   Occupancy                                                  70.0%               68.6%              76.2%                68.2%
   Average daily rate (ADR)                                $147.17             $155.54            $169.57              $170.66
   RevPAR                                                   103.00              106.72             129.28               116.41
   Total revenue per available room                         243.58              267.75             301.71               267.85

 Nashville Radisson
   Occupancy                                                  70.7%               74.7%              66.5%                64.6%
   Average daily rate (ADR)                                $ 79.01             $ 75.63            $ 80.21              $ 77.63
   RevPAR                                                    55.83               56.49              53.31                50.12
   Total revenue per available room                          67.08               66.88              62.84                61.60



                                          $       MARGIN        $       MARGIN        $       MARGIN      $       MARGIN
                                       --------   ------     --------   ------     --------   ------   --------   ------
ADJUSTED EBITDA RECONCILIATION:

Consolidated
  Revenue                              $ 98,101   100.0%     $100,421   100.0%     $317,951   100.0%   $296,015    100.0%

  Net income                           $ 10,743    11.0%     $100,044    99.6%     $ 15,640     4.9%   $ 97,775     33.0%
    Cumulative effect of accounting
      change, net of taxes                    0     0.0%            0     0.0%            0     0.0%      2,572      0.9%
    Income from discontinued
      operations, net of taxes          (35,150)  -35.8%      (80,710)  -80.4%      (36,126)  -11.4%    (83,093)   -28.1%
    Provision (benefit) for income
      taxes                             (19,072)  -19.4%        7,283     7.3%      (15,974)   -5.0%      1,605      0.5%
    Other (gains) and losses               (152)   -0.2%         (787)   -0.8%         (435)   -0.1%       (665)    -0.2%
    Unrealized (gain) loss on
      derivatives                       (32,976)  -33.6%      (60,667)  -60.4%      (24,016)   -7.6%    (80,805)   -27.3%
    Unrealized (gain) loss on Viacom
      stock                              58,976    60.1%       42,032    41.9%       27,067     8.5%     39,611     13.4%
    Interest expense, net                 9,734     9.9%       11,099    11.1%       29,366     9.2%     34,372     11.6%
                                       --------   -----      --------  ------      --------   -----    --------    -----
      Operating income/(loss)          ($ 7,897)   -8.0%     $ 18,294    18.2%      ($4,478)   -1.4%   $ 11,372      3.8%

    Depreciation                         13,235    13.5%       12,984    12.9%       39,661    12.5%     39,237     13.3%
    Amortization                          1,332     1.4%          949     0.9%        3,783     1.2%      2,688      0.9%
    Restructuring charges, net                0     0.0%            0     0.0%            0     0.0%         50      0.0%
    Noncash lease expense                 1,638     1.7%        1,638     1.6%        4,914     1.5%      4,914      1.7%
    Noncash naming rights for
      Gaylord Arena                         255     0.3%          255     0.3%          765     0.2%        819      0.3%
    Gain on sale of assets                    0     0.0%      (19,962)  -19.9%            0     0.0%    (30,529)   -10.3%
    Preopening costs                      3,283     3.3%        1,867     1.9%        7,111     2.2%      7,946      2.7%
    Pension charges, net of tax              --     0.0%           --     0.0%           --     0.0%      3,346      1.1%
                                       --------   -----      --------  ------      --------   -----    --------    -----
      Adjusted EBITDA                  $ 11,846    12.1%     $ 16,025    16.0%     $ 51,756    16.3%   $ 39,843     13.5%
                                       ========   =====      ========  ======      ========   =====    ========    =====

Hospitality segment
  Revenue                              $ 82,797   100.0%     $ 85,066   100.0%    $ 272,502   100.0%   $245,834    100.0%
  Operating income/(loss)                 1,932     2.3%        6,640     7.8%       27,511    10.1%     10,028      4.1%
    Plus: preopening costs                3,283     4.0%        1,867     2.2%        7,111     2.6%      7,946      3.2%
    Plus: noncash lease expense           1,638     2.0%        1,638     1.9%        4,914     1.8%      4,914      2.0%
    Plus: depreciation & amortization    11,833    14.3%       11,219    13.2%       34,991    12.8%     33,547     13.6%
                                       --------   -----      --------  ------      --------   -----    --------    -----
      Adjusted EBITDA                  $ 18,686    22.6%     $ 21,364    25.1%     $ 74,527    27.3%   $ 56,435     23.0%
                                       ========   =====      ========  ======      ========   =====    ========    =====

Attractions and Opry Group segment
  Revenue                              $ 15,259   100.0%     $ 15,323   100.0%     $ 45,310   100.0%   $ 50,037    100.0%
  Operating income/(loss)                   825     5.4%        1,447     9.4%         (610)   -1.3%      2,400      4.8%
    Plus: depreciation & amortization     1,215     8.0%        1,265     8.3%        3,851     8.5%      4,095      8.2%
                                       --------   -----      --------  ------      --------   -----    --------    -----
      Adjusted EBITDA                  $  2,040    13.4%     $  2,712    17.7%     $  3,241     7.2%   $  6,495     13.0%
                                       ========   =====      ========  ======      ========   =====    ========    =====

Corporate and Other segment
  Revenue                              $     45              $     32              $    139            $    144
  Operating income/(loss)               (10,654)               10,207               (31,379)             (1,056)
    Plus: noncash naming rights for
          Gaylord Arena                     255                   255                   765                 819
    Plus: pension charges                    --                                          --               3,346
    Plus: restructuring charges                                                                              50
    Plus: depreciation & amortization     1,519                 1,449                 4,602               4,283
    Less: gain on sale of assets                              (19,962)                                  (30,529)
                                       --------              --------              --------            --------
      Adjusted EBITDA                    (8,880)               (8,051)              (26,012)            (23,087)
                                       ========             =========              ========            ========

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INVESTOR RELATIONS CONTACTS:                  MEDIA CONTACTS:
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David Kloeppel, CFO                           Jim Brown
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Gaylord Entertainment                         Gaylord Entertainment
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(615) 316-6101                                (615) 316-6302
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dkloeppel@gaylordentertainment.com            jbrown@gaylordentertainment.com
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             ~OR~                                       ~OR~
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Jason Morgan, VP Strategic Planning           Dan O'Connor
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and Investor Relations                        Sloane & Company
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

Gaylord Entertainment                         (212) 446-1865
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(615) 316-6561                                doconnor@sloanepr.com
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jmorgan@gaylordentertainment.com
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             ~OR~
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John Fernquest
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Sloane & Company
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(212) 446-1889
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jfernquest@sloanepr.com
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